UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A

For the Annual Period Ended December 31, 2021

EVOLUTION DEVELOPMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11127

Date of Qualification of Offering: December 30, 2020

Date of Commencement of Offering: December 31, 2020

Delaware

(State or other jurisdiction of incorporation or organization)

61-1904200

(I.R.S. Employer Identification No.)

10949 Esteban Drive

Ft. Myers, FL 33912

(Address of principal executive offices)

239-313-3693

(Issuer’s telephone number, including area code)

Non-Voting Class B Common Stock

(Title of each class of securities issued pursuant to Regulation A)

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K and in the latest version of the Offering Circular filed with the SEC and available here:

https://www.sec.gov/Archives/edgar/data/0001758533/000175853322000002/evo253g23322.htm

This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the Offering Circular filed with the SEC.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Evolution Development Group, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an athlete development company devoted to providing talented athletes the opportunity to compete in professional sporting events.  We also provide a fan base that invests in the company and has the potential to share in the profits derived from the success of the athletes. The Company was formed on October 4, 2018 when the Company filed Articles of Incorporation with the state of Florida and Amended and Restated Articles of Incorporation were filed on December 16, 2019 with the state of Florida. On October 4, 2018, the Company’s Bylaws were signed. The Company was formed as a Florida Corporation for the general purpose of transacting any or all lawful business for which a corporation may be formed in the State of Florida.

A.Operating Results Overview

Results of Operations

For the year ended December 31, 2021

Revenue. Total revenue for the year ended December 31, 2021 was $1,500.

Administrative Expenses. Operating expenses for the year ended December 31, 2021 were $1,040,616. Operating expenses for the period were comprised of $561,092 for advertising and marketing, $164,788 for golf division expense, $114,519 for payroll expenses and $200,216 for general and administration.

Net Loss. Net loss for the year ended December 31, 2021 was $1,040,041. This net loss was the result of operating expenses exceeding early stage operating revenues.

For the year ended December 31, 2020

Revenue. Total revenue for the year ended December 31, 2020 was $0.

Cost of Sales. Cost of sales for the year ended December 31, 2020 was $0.

Administrative Expenses. Operating expenses for the year ended December 31, 2020 were $360,339. Operating expenses for the period were comprised of $293,165 for advertising and marketing, $19,807 from payroll expenses and $67,174 for general and administration expenses.

Net Loss. Net loss for the year ended December 31, 2020 was $360,339. This net loss was the result of operating expenses exceeding early stage operating revenues.

B. Liquidity and Capital Resources

For the year ended December 31, 2021

We had net cash of $292 at December 31, 2021.

During the year ended December 31, 2021, the net cash used in operating activities was $945,517. This amount was primarily related to a net loss of $1,040,041 and offset by change in working capital of $94,524.

Cash provided by financing activities during the year ending December 31, 2021 was $887,199 related to $294,013 advances from founders and $593,186 from issuance of shares.

For the year ended December 31, 2020

We had net cash of $58,610 at December 31, 2020.

During the year ended December 31, 2020, operating activities provided $0 in revenues.

Cash provided by financing activities during the twelve months ending December 31, 2020 was $390,000 related to $215,000 advances from founders and $175,000 from issuance of shares. Since inception, our capital needs have primarily been met by advances from founders.

C. Plan of Operations

Our plan of operation for the 12 months ended December 31, 2021 is as follows:

The Company’s plan of operation for the 12 months following the commencement of this Offering is to continue with capital raising and development of its business. Upon receipt of the proceeds from the ongoing Regulation A capital raise, it is the intention of the Company to find athletes to train and develop. EVO also plans to develop fan initiatives to drive engagement across all EVO verticals. This engagement will consist of live events, and the development of technology for its fans to engage. In the Company’s opinion, the proceeds from this Offering will not satisfy the Company’s cash requirements indefinitely, so the Company anticipates that it will be necessary to raise additional funds in the next 1-3 years to implement the plan of operations as it evolves over time. During that time frame, the Company does not expect to be able to satisfy its cash requirements through revenues and the proceeds from this Offering alone, and therefore the

Company anticipates that it will attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other types of debt. The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to the Company or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

D. Trend Information

Because the Company is still in the startup phase and because the Company has only recently launched, the Company is unable to identify any recent trends in revenue or expenses since the latest financial year. Thus, the Company is unable to identify any known trends, uncertainties, demands, commitments or events involving its business that are reasonably likely to have a material effect on its revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

A great deal of uncertainty has recently arisen as a result of the coronavirus pandemic and the economic fallout it has caused. It is impossible at present to know all short term and long term effects from the coronavirus pandemic and the economic fallout it has caused. If the Company is unable to react to a changing business climate, new laws and regulations that may result, the short term and long term effects from the coronavirus pandemic and the economic fallout it has caused, our Company could have significant problems. Despite this, the Company believes that the market for its products and services will continue to improve if economic conditions in the United States improve once the pandemic subsides. As a result, the Company still sees a good opportunity for growth in the U.S. and abroad.

E. Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

F. Critical Accounting Policies

The Company has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of its accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect the Company’s reported and expected financial results. Note that the Company’s preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of its consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations. As of December 31, 2021, the Company was operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2021 and 2020, the Company had $58,610 and $292 in a corporate checking account, respectively.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the Company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying unaudited consolidated statements of operations and comprehensive income (loss) as income tax expense.

The Company is taxed as a C Corporation for federal and state income tax purposes.  As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2021 and December 31, 2020, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

Advertising Expenses

The Company expenses advertising costs as they are incurred. For the years ended December 31, 2021 and December 31, 2020, the Company had $561,092 and $293,165 of advertising expenses respectively.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards

Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance,

revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016- 02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

G. Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

Item 2.Directors and Officers

As of December 31, 2021, Evolution Development Group, Inc.’s officers and directors information is available for review here.

As of December 31, 2021, Evolution Development Group, Inc. had zero full time employees

The directors, executive officers and significant employees of the Company as of December 31, 2021 are as follows:

Name	Position	Age	Term of Office	Approx. Hours Per Week
Executive Officers:
Christian Young	Co-Chief Executive Office	39	December 29, 2021 to present	40
Lindsay Brewer	Co-Chief Executive Officer	25	December 29, 2021 to present	20
Simon Yu	President	40	December 29, 2021 to present	20
Directors:
Christian Young	Director	39	January 3, 2021 to present	20
Lindsay Brewer	Director	25	January 3, 2021 to present	20
Simon Yu	Director	40	January 3, 2022 to present	20

The directors of Evolution Development Group, Inc. are, at present, not compensated by the Company for their roles as directors. The Company may choose to compensate the present directors in the future, as well as compensate future directors, in the Company’s discretion.

Executive Compensation

For 2021, compensation for executive officers consist of the following:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Executive Officers and Directors:
Anthony Tann	Former Secretary, Former Director	$13,200	$13,200	$13,200
Lindsay Brewer	Co-CEO	0	0	0
Christian Young	Co-CEO	0	0	0
Simon Yu	President	0	0	0

At the time of the change of control, several employment agreements were in place. All of the employment agreements were terminated after the share exchange on December 29, 2021.

The Company established an Equity Incentive Plan, effective as of October 4, 2018, for the benefit of its directors and certain key employees and consultants.  Under the terms and conditions provided in this Equity Incentive Plan, stock options, vesting stock and stock awards may be authorized and granted to the Company’s directors, executive officers, employees and key employees or consultants.

Stock options or a significant equity ownership position in the Company may be utilized by the Company in the future to attract one or more new key senior executives or others to manage and facilitate the Company’s growth. All stock, options or vesting stock granted under this Equity Incentive Plan will cause dilution to all Shareholders. The Equity Incentive Plan is attached as a

Material Contract in Exhibit 1A-6 to the Offering Circular filed at:

http://www.sec.gov/Archives/edgar/data/1758533/000182546020000005/materialcontracts.htm

Three of the Company’s shareholders and former officers (Greg Costello, Mike Perry and Troy Collins) were subject to Restricted Stock Award Agreements under the Equity Incentive Plan that called for the vesting of their shares over time, with final vesting of all shares on or about October 4, 2022 for Costello and Perry, and February 4, 2024 for Collins. Subsequently, on December 5th, 2021, John Norman and Anthony Tann entered into a Share Transfer Agreement with Christian Young and Lindsay Brewer where Young and Brewer acquired controlling common shares of Class A common stock. In the transfer agreement, the parties agreed that any participants in the Restricted Stock Award agreement contain a “Change of Control” provision where all unvested restricted stock granted under the Restricted Stock Reward agreement automatically vest at the closing date of the Share Transfer Agreement.

Board of Directors

Our board of directors currently consists of three directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so to date. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing for board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Florida law. The Bylaws state that the Company shall indemnify any person who is or was a party to any action, lawsuit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by, or in the right of, the Company, by reason of the fact that the person is or was an agent, officer, employee, or director of the Company, or is or was serving at the request of the Company as an agent, officer, employee, or director of another corporation, trust, partnership, joint venture, non-profit entity, or other enterprise (including without limitation with respect to employee benefit plans), against liability incurred in connection with the action, lawsuit, or proceeding, including any appeal from the action, lawsuit, or proceeding, if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or action, lawsuit, or proceeding, if the person had no reasonable cause to believe that her or his conduct was unlawful. The indemnification provisions of the Company’s Bylaws contain additional rights and obligations related to this subject.

There is no pending litigation or proceeding involving any of the Company’s directors or officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 3.Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our Class A and Class B Common Stock as of December 31, 2021 as defined by the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Class A and Class B Common Stock.

Name	Class A		Class B		Total
	Shares		Shares		Shares

	QTY	%	QTY	%	QTY	%
Christopher Young	260	26.00%	0	0.00%	260	0%
Lindsay Brewer	260	26.00%	0	0.00%	260	0%
Simon Yu	260	26.00%	0	0.00%	260	0%
Anthony Tann	60	6.00%	11,880,000	24.6%	11,880,060	24.6%
John Norman	60	6.00%	20,138,147	41.8%	20,138,207	41.8%
Kendall Almerico	0	0.00%	1,080,000	2.2%	1,080,000	2.2%
Other Shareholders	100	10.00%	12,817,242	26.6%	12,817,157	26.6%
Reg A Shares Remaining	0	0.00%	2,283,157	4.7%	2,283,157	4.7%
TOTAL	1,000	100.00%	48,198,546	100.0%	48,199,546	100.0%

Item 4.  Interest of Management and Others in Certain Transactions

Information regarding interest of management and others in certain transactions as of December 31, 2021 is available for review here and incorporated by reference.

https://www.sec.gov/Archives/edgar/data/0001758533/000175853322000002/evo253g23322.htm

Item 5. Other Information: None.

Item 6.Financial Statements

INDEPENDENT AUDITOR’S REPORT

April 20, 2022

To: Board of Directors, EVOLUTION DEVELOPMENT GROUP, INC.

Re: 2021 and 2020 Financial Statement Audit

We have audited the accompanying consolidated financial statements of EVOLUTION DEVELOPMENT GROUP, INC. (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, shareholder equity, and cash flows for the calendar year periods ended December 31, 2021 and 2020, and the related notes to such financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, shareholder equity and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 20, 2022

EVOLUTION DEVELOPMENT GROUP, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Evolution Development Group, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an athlete development company devoted to providing talented athletes the opportunity to compete in professional sporting events.  We also provide a fan base that invests in the company and has the potential to share in the profits derived from the success of the athletes.

The Company incorporated in 2018 in the state of Florida.  The Company is headquartered in Florida.

As of December 31, 2021, the former CEO of the company has loaned more than $520,524 to the Company to fund the shortfall from the difference between the amount of investor funds received and the expenses paid from operating the business.

On December 29, 2021, Lindsay Brewer and Christian Young acquired 780 Class A common stock from John Norman, Anthony S. Tann, Gregory Costell, and Michael Perry by consideration of 424,164 Clubhouse Media Group common stock, an OTC company listed and ticker symbol with CMGR. Concurrently John Norman cancelled and released all claims and outstanding loans he previously made to the Company.

On February 1, 2022, Simon Yu acquired 130 Class A shares from Lindsay Brewer and 130 Class A shares from Christian Young by consideration of $0.13 each to Brewer and Young.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP").

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.  It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste.

These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of currency held in the Company’s checking account. As of December 31, 2021 and December 31, 2020, the Company had $292 and $58,610 in a corporate checking account, respectively.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the Company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying unaudited consolidated statements of operations and comprehensive income (loss) as income tax expense.

The Company is taxed as a C Corporation for federal and state income tax purposes.  As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2021 and December 31, 2020, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Advertising Expenses

The Company expenses advertising costs as they are incurred. For the years ended December 31, 2021 and December 31, 2020, the Company had $561,092 and $293,165 of advertising expenses respectively.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.   We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss of $1,040,041 for the year ended December 31, 2021, negative working capital of $109,708 as of December 31, 2021, stockholder’s deficit of $630,231, and accumulated deficit of $1,633,518. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate additional revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – INCOME TAX PROVISION

As of December 31, 2021, the Company had approximately $1,631,251 of federal net operating loss carryforwards available to offset future taxable income.  These net operating losses which, if not utilized, begin expiring in 2038. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryforwards may be subject to an annual limitation in the event of a change of control.

Deferred income taxes reflect the net tax effects of net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

FASB ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized.  A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectations of future profits, etc.  The Company believes that significant uncertainty exists with respect to the future realization of the deferred tax assets and has therefore established a full valuation allowance as of December 31, 2021 and 2020.  The change in the deferred tax valuation allowance increased by approximately $264,284 and $91,576 during the years ended December 31, 2021 and 2020, respectively. The increase in 2021 and 2020 was a result of additional net operating losses.

The components of deferred tax assets at December 31, 2021 and 2020 are as follows:

	2021	2020
Deferred income tax asset
Net operating loss carryforwards	$415,284	$151,000
Less: valuation allowance	(415,284)	(151,000)
Net deferred tax asset	$-	$-

The Company evaluated the provisions of FASB ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.  FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.”  A liability is recognized (or amount of net operating loss carryforward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of FASB ASC 740. Interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as “interest expense, net” in the statement of operations.  Penalties would be recognized as a component of “general and administrative expenses.”  No interest or penalties were recorded during the years ended December 31, 2021 and 2020.  As of December 31, 2021 and 2020, no liability for unrecognized tax benefits was required to be reported.

The Company files income tax returns in the United States and in State of Florida.  The Company is no longer subject to Federal, state and local income tax examinations by the tax authorities for tax years prior to 2018.

The reconciliation between the statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020

Federal statutory rates	21.0%	21.0%
State income taxes, net of federal benefit	4.5%	4.5%
Non-deductible expenses	(0.0%)	(0.0%)
Valuation allowance against net deferred tax assets	(25.5%)	(25.5)%
Effective rate	0.0%	0.0%

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – STOCKHOLDER’S DEFICIT

The Company has issued 1000 Class A shares to founders, management or advisors in conjunction with the formation of the Company.  The Company has authorized 1,100 Class A common stock, 80,000,000 shares of Class B common stock, and 5,000,000 shares of preferred stock.

The entire shareholder voting power shall be vested solely and exclusively in the holders of the Class A common stock. Each holder of Class A common stock shall be entitled to one vote. The holder of Class B common stock has no voting rights and shall not have the rights to participate in any meeting of shareholders.

The holder of Class B common stock are entitled to participate in the revenue share pool, pro rata based on the number of shares of Class B stock owned by each holder of Class B common stock. The Board of Directors will determine the revenue share pool for each calendar year as of December 31. The revenue share pool will be payable only in cash by the Company and is payable within 90 days after the December 31 year-end.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of the Class B common stock are entitled to any accrued but unpaid revenue share pool amount before any distribution to the holders of the common stock.

Securities Offering

Since Inception, the Company has received advances from its current shareholder(s) to fund its operations.  In 2021, the Company received SEC approval for a Reg A offering campaign to fund its operations (see Note 5). The Company has raised a gross amount $687,632 and a net amount $654,251 from the Reg A offering by issuance of Class B common shares for the year ended December 31, 2021. These financial statements and related notes thereto do not include any adjustments that might result from the uncertainties if future investor contributions are not increased.

The Company has 1,000 issued and outstanding Class A common stock as of December 31, 2021 and December 31, 2020.

The Company has 45,915,389 and 41,030,046 issued and outstanding Class B common stock as of December 31, 2021 and December 31, 2020, respectively.

The Company has no preferred stock issued and outstanding as of December 31, 2021 and December 31, 2020.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has received working capital from founders to cover expenses and costs while preparing for the securities offering from founders.  The balance of these covered costs are recorded as a liability of the Company.  This borrowing does not have a fixed maturity date or stated rate of interest. The Company received $294,013 and $215,000 from the founders for the years ended December 31, 2021 and 2020, respectively. As of December 29, 2021, the loan to the former CEO was forgiven for the amount of $520,523. The balance as of December 31, 2021 and 2020 was $0 and $226,511, respectively.

NOTE 7 - SUBSEQUENT EVENTS

The Company has evaluated events subsequent to December 31, 2021, to assess the need for potential recognition or disclosure in the consolidated financial statements. Such events were evaluated through April 20, 2022, the date and time the consolidated financial statements were issued, and it was determined that no subsequent events, except as follows, occurred that required recognition or disclosure in the consolidated financial statements.

On February 1, 2022, Simon Yu acquired 130 Class A shares from Lindsay Brewer and 130 Class A shares from Christian Young by consideration of $0.13 each to Brewer and Young.

Item 7.Exhibits

Charters, including amendments, and material contracts previously filed with Form 1-A and available for review at:

Charters, including amendments:

https://www.sec.gov/Archives/edgar/data/1758533/000182546020000005/charter.htm

Material contracts:

https://www.sec.gov/Archives/edgar/data/1758533/000182546020000005/materialcontracts.htm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on April 27, 2022.

EVOLUTION DEVELOPMENT GROUP, INC.

By: /s/ Christian Young, Co-Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

/s/ Christian Young

Co-Chief Executive Officer & Director

Evolution Development Group, Inc.

April 27, 2022

/s/ Lindsay Brewer

Co-Chief Executive Officer & Director

Evolution Development Group, Inc.

April 27, 2022

/s/ Simon Yu

Director

Evolution Development Group, Inc.

April 27, 2022

Evolution DApril 27, 2022

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 27, 2022

Board of Directors

Evolution Development Group, Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A (or Form 1-K) of our reports dated April 20, 2022, with respect to the balance sheet of Evolution Development Group, Inc. as of December 31, 2021 and 2020 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 27, 2022